Exhibit 15.3

March 24, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 24, 2015, of VimpelCom Ltd. and are in agreement with the statements contained in paragraphs two, four and five therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in paragraph four, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant’s 2013 financial statements.

/s/ ERNST & YOUNG ACCOUNTANTS LLP

Amsterdam, The Netherlands

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